UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 5, 2006 (December 1, 2006)
GENESCO INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	1-3083	62-0211340

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1415 Murfreesboro Road
Nashville, Tennessee	37217-2895

(Address of Principal Executive Offices)	(Zip Code)
(615) 367-7000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On December 1, 2006, Genesco Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Facility”) by and among the Company, certain subsidiaries of the Company party thereto, as other borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent. The Credit Facility effectively replaces the Company’s current $105.0 million revolving credit facility.
The material terms of the Credit Facility are as follows:
     Availability
     The Credit Facility is a revolving credit facility in the aggregate principal amount of $200.0 million, with a $20 million swingline loan sublimit and a $70.0 million sublimit for the issuance of standby letters of credit, and has a five-year term. Any swingline loans and letters of credit will reduce the availability under the Credit Facility on a dollar-for-dollar basis. In addition, the Company has an option to increase the availability under the Credit Facility by up to $100.0 million (in increments no less than $25.0 million) subject to, among other things, the receipt of commitments for the increased amount. The aggregate amount of the loans made and letters of credit issued under the Credit Facility shall at no time exceed the lesser of the facility amount ($200 million or, if increased at the Company’s option, up to $300 million) or the “Borrowing Base”, which generally is based on 85% of eligible inventory plus 85% of eligible accounts receivable less applicable reserves.
     Collateral
     The loans and other obligations under the Credit Facility are secured by substantially all of the presently owned and hereafter acquired non-real estate assets of the Company and certain subsidiaries of the Company.
     Interest and Fees
     The Company’s borrowings under the Credit Facility bear interest at varying rates that, at the Company’s option, can be based on either:
•	a base rate generally defined as the sum of the prime rate of Bank of America, N.A. and an applicable margin.

•	a LIBO rate generally defined as the sum of LIBOR (as quoted on the British Banking Association Telerate Page 3750) and an applicable margin.
     The initial applicable margin for base rate loans is 0.00%, and the initial applicable margin for LIBOR loans is 1.00%. Thereafter, the applicable margin will be subject to adjustment based on “Excess Availability” for the prior quarter. The term “Excess Availability” means, as of any given date, the excess (if any) of the borrowing base over the outstanding credit extensions under the Credit Facility.
     Interest on the Company’s borrowings is payable monthly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR loans.
     The Company is also required to pay a commitment fee on the difference between committed amounts and the aggregate amount (including the aggregate amount of letters of credit) of the credit extensions outstanding under the Credit Facility, which initially is 0.25% per annum, subject to adjustment in the same manner as the applicable margins for interest rates.
     Certain Covenants
     The Company is not required to comply with any financial covenants unless Adjusted Excess Availability is less than 10% of the total commitments under the Credit Facility (currently $20.0 million). The term “Adjusted Excess Availability” means, as of any given date, the excess (if any) of (a) the lesser of the total commitments under the Credit Facility and the Borrowing Base over (b) the outstanding credit extensions under the Credit Facility. If and during such time as Adjusted Excess Availability is less than such amount, the Credit Facility requires the Company to meet a minimum fixed charge coverage ratio (EBITDA less capital expenditures less cash taxes divided by cash interest expense and schedule payments of principal indebtedness) of 1.00 to 1.00.
     In addition, the Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments or material amendments of other indebtedness and other matters customarily restricted in such agreements.
     Cash Dominion
     The Credit Facility also contains cash dominion provisions that apply in the event that the Company’s Adjusted Excess Availability fails to meet certain thresholds or there is an event of default under the Credit Facility.
     Events of Default
     The Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts and change in control.
Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.
The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement constituting the Credit Facility, which is attached hereto as Exhibit 10.1.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information under Item 1.01 above is incorporated by reference hereunder.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits

The following exhibits are filed or furnished herewith as noted above:

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement, dated as of December 1, 2006, by and among Genesco Inc., certain subsidiaries of Genesco Inc. party thereto, as Other Borrowers, the lenders party thereto and Bank of America, N.A., as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO INC.
Date: December 5, 2006	By:	/s/ Roger G. Sisson
		Name:	Roger G. Sisson
		Title:	Vice President, Secretary and General Counsel

EXHIBIT INDEX

No.	Exhibit
10.1	Amended and Restated Credit Agreement, dated as of December 1, 2006, by and among Genesco Inc., certain subsidiaries of Genesco Inc. party thereto, as Other Borrowers, the lenders party thereto and Bank of America, N.A., as Administrative Agent.